                                                                    Exhibit 21.1

                            OPTEL, INC SUBSIDIARIES

Corporations

Richey Pacific Cablevision, Inc. a California corporation IRPC Arizona, Inc. an Arizona corporation
OpTel (Texas) Telecom, Inc. a Delaware corporation
TVMAX Communications (Texas), Inc. a Delaware corporation OpTel (Florida) Telecom, Inc. a Delaware corporation
IRC Texas, Inc. a Texas corporation
TA B GP Holdings Corp. a Delaware corporation
IRPC Texas-Ventana, Inc. a Texas corporation
TVMAX Telecommunications, Inc. a Delaware corporation Sunshine Television Entertainment, Inc. a Florida corporation OpTel, Inc. a Delaware corporation
OpTel (Illinois) Telecom, Inc. a Delaware corporation
OpTel (California) Telecom, Inc. a Delaware corporation

Limited Partnerships

OpTel (Illinois), L.P.
Richey Pacific Cabel Partners V, L.P.
Richey Pacific Cable Partners VI, L.P.
Richey Pacific Cable Partners VII, L.P.